Press Release

SOURCE: BNC Bancorp

BNC Bancorp Declares Initial Cash Dividend

THOMASVILLE, N.C., January 23 /PRNewswire-FirstCall/—BNC Bancorp (OTCBB: BNCN) today announced that its Board of Directors declared a cash dividend for the year 2003 of $0.12 per share. This is the first cash dividend to be paid by BNC Bancorp or its wholly owned subsidiary, Bank of North Carolina.

The dividend will be paid February 28, 2003 to shareholders of record as of February 13, 2003.

Commenting on the announcement, W. Swope Montgomery, Jr., President and CEO, said, “This is a major step in the growth of our Company. While we have paid six stock dividends in the past, this will be our first cash dividend. With our historical record of steady gains in financial performance, we felt it was time to share this success with our shareholders in the form of a cash dividend.”

BNC Bancorp is the parent company of Bank of North Carolina. With total assets of $306 million as of December 31, 2002, Bank of North Carolina provides a complete range of banking services to individuals and small to medium-sized businesses through its six full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville, and Oak Ridge, North Carolina.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission and Bank of North Carolina’s filings with the Federal Deposit Insurance Corporation for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.